UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 5, 2007

Ferro Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Lakeside Avenue, Cleveland, Ohio		44114
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-641-8580

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 5, 2007, Ferro Corporation ("Ferro") and two of its subsidiaries (Ferro Electronic Materials Inc. and Ferro Finance Corporation) amended Ferro’s $100 million asset securitization program by entering into (a) an amendment to the Purchase and Contribution Agreement, dated September 28, 2000, among Ferro Finance Corporation, Ferro Electronic Materials, Inc. and Ferro Corporation, as amended (the "PCA Amendment"), and (b) an amendment to the Amended and Restated Receivables Purchase Agreement dated June 29, 2006, among CAFCO, LLC, Citicorp North America, Inc., Citibank, N.A., Ferro Electronic Materials Inc. and Ferro Corporation, as amended (the "RPA Amendment").

The primary effects of these amendments are to:

(a) modify certain requirements that define eligible receivables under each of the agreements, which is expected to have the effect of increasing the amount of receivables that are eligible for inclusion in the program, and

(b) modify fees related to the program to be based on Ferro's leverage ratio rather than Ferro's credit ratings. The modified pricing is expected to lower Ferro's interest expense.

The foregoing summary is qualified in its entirety by reference to the text of the PCA Amendment and the RPA Amendment, which are filed as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

In addition, on June 8, 2007, Ferro entered into an Amended and Restated Credit Agreement among: Ferro; certain of Ferro's subsidiaries; Credit Suisse, as term loan administrative agent; National City Bank, as revolving loan administrative agent and collateral agent; KeyBank National Association, as documentation agent; Citigroup Global Markets, Inc., as syndication agent; and various financial institutions as lenders (the "Credit Agreement Amendment").

The primary effects of the Credit Agreement Amendment are to:

(a) increase the size of the revolving credit facility by $50 million to $300 million. The credit facility retains the previously existing $50 million accordion feature;

(b) modify pricing of the revolving credit facility to be based on Ferro's leverage ratio, rather than Ferro's credit ratings. Based on the leverage ratio existing as of March 31, 2007, Ferro's interest rate on its revolving credit facility borrowings will decline by 125 basis points to LIBOR plus 150 basis points;

(c) modify pricing on the term loan facility to reduce the interest rate by 75 basis points to LIBOR plus 200 basis points;

(d) provide increased flexibility to carry out restructuring and manufacturing rationalization programs by allowing certain restructuring charges, up to $45 million, to be excluded from EBITDA calculations, as well as certain capital spending, up to $45 million, to be excluded from the calculation of the fixed charge coverage ratio;

(e) provide additional flexibility regarding the use of proceeds from asset dispositions by increasing the amount of allowable dispositions, including providing for $250 million of asset sales, and providing additional flexibility in the use of proceeds from such dispositions; and

(f) modify the covenants related to Ferro's leverage ratio and fixed charge coverage ratio to allow for added operating flexibility.

The foregoing summary is qualified in its entirety by reference to the text of the Credit Agreement Amendment, which is filed as Exhibit 10.3 and is incorporated herein by reference.

The combined effect of the changes to Ferro's asset securitization program and the changes to Ferro's credit facility is expected to be lower interest expense in the future. If Ferro's leverage ratio, borrowings under the credit facility and the amount of receivables in the asset securitization program remain at the levels existing on March 31, 2007, Ferro expects to realize a reduction in interest expense of approximately $0.6 million per three-month period. If the interest index rates or Ferro's borrowings increase above the levels existing on March 31, 2007, the expected reduction in interest expense could be offset partially or completely, and interest expense could increase.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1: Amendment to the Purchase and Contribution Agreement, dated June 5, 2007, among Ferro Corporation, Ferro Electronic Materials Inc. and Ferro Finance Corporation

Exhibit 10.2: Amendment to the Amended and Restated Receivables Purchase Agreement, dated June 5, 2007, among Ferro Corporation, Ferro Electronic Materials Inc., Citicorp North America, Inc., CAFCO, LLC and Citibank, N.A.

Exhibit 10.3: Amended and Restated Credit Agreement, dated June 8, 2007, among Ferro; certain of Ferro's subsidiaries; Credit Suisse, as term loan administrative agent; National City Bank, as revolving loan administrative agent and collateral agent; KeyBank National Association, as documentation agent; Citigroup Global Markets, Inc., as syndication agent; and various financial institutions as lenders

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

June 11, 2007	By:	Sallie B. Bailey

Name: Sallie B. Bailey
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amendment to the Purchase and Contribution Agreement, dated June 5, 2007 among Ferro Corporation, Ferro Electronic Materials Inc. and Ferro Finance Corporation
10.2	Amendment to the Amended and Restated Receivables Purchase Agreement, dated June 5, 2007, among Ferro Corporation, Ferro Electronic Materials Inc., Citicorp North America, Inc., CAFCO, LLC and Citibank, N.A.
10.3	Amended and Restated Credit Agreement, dated June 8, 2007, among Ferro; certain of Ferro's subsidiaries; Credit Suisse, as term loan administrative agent; National City Bank, as revolving loan administrative agent and collateral agent; KeyBank National Association, as documentation agent; Citigroup Global Markets, Inc., as syndication agent; and various financial institutions as lenders